FUND ADMINISTRATION AGREEMENT


           AGREEMENT dated as of August 1, 2006 between FRANKLIN TEMPLETON FUND ALLOCATOR SERIES, a Delaware business trust ("the Investment Company"), on behalf of its series, Franklin Templeton 2015 Retirement Target Fund,
Franklin Templeton 2025 Retirement Target Fund, Franklin Templeton 2035 Retirement Target Fund and Franklin Templeton 2045 Retirement Target Fund (each, a "Fund") and FRANKLIN TEMPLETON SERVICES, LLC (the "Administrator").

           In consideration of the mutual agreements herein made, the parties hereby agree as follows:

      (1) The Administrator agrees, during the life of this Agreement, to provide the following services to each Fund:

           (a)  providing  office  space,   telephone,   office  equipment  and
supplies for the Fund;

           (b) providing trading desk facilities for the Fund, unless these facilities are provided by the Fund's investment adviser;

           (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

           (d) supervising preparation of periodic reports to Shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Shareholders when asked to do so by the Fund's shareholder servicing agent or other agents of the Fund;

           (e)  coordinating  the  daily  pricing  of  the  Fund's   investment
portfolio,  including  collecting  quotations from pricing  services engaged by the Fund; providing fund accounting services, including preparing and supervising publication of daily net asset value quotations, periodic earnings reports and other financial data;

           (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents, public accounting firms, law firms, printers and other third party service providers;

           (g) supervising compliance by the Fund with recordkeeping requirements under the federal securities laws, including the 1940 Act, and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state laws or regulations, and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

           (h) preparing and filing of tax reports including the Fund's income tax returns, and monitoring the Fund's compliance with subchapter M of the Internal Revenue Code, and other applicable tax laws and regulations;

           (i) monitoring the Fund's compliance with: 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund's investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Investment Company's Board of Trustees or Directors ("Board") or by the Adviser and applicable to the Fund;

           (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities; and

           (k) preparing regulatory reports, including without limitation NSARs, proxy statements and U.S. and foreign ownership reports.

Nothing in this Agreement shall obligate the Investment Company or any Fund to pay any compensation to the officers of the Investment Company. Nothing in this Agreement shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

      (2) Neither the Investment Company nor any Fund shall be obligated to pay the Administrator any cash consideration hereunder, it being understood that the Administrator will collect fees for administrative services from the Franklin Templeton Funds in which each Fund expects primarily to invest.

      (3) This Agreement shall remain in full force and effect through for one year after its execution and thereafter from year to year to the extent continuance is approved annually by the Board of the Investment Company.

      (4) This Agreement may be terminated by the Investment Company at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Investment Company shall be directed or approved by the vote of a majority of the Board of the Investment Company in office at the time or by the vote of a majority of the outstanding voting securities of the Investment Company (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

      (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.


           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.


FRANKLIN TEMPLETON FUND ALLOCATOR SERIES
On behalf of Franklin Templeton 2015 Retirement Target Fund
Franklin Templeton 2025 Retirement Target Fund
Franklin Templeton 2035 Retirement Target Fund
Franklin Templeton 2045 Retirement Target Fun


By:  /s/ KAREN L. SKIDMORE
         Karen L. Skidmore
Title:     Vice President & Secretary



FRANKLIN TEMPLETON SERVICES, LLC


By: /s/ JAMES R. BAIO
        James R. Baio
Title:     Senior Vice President &
           Chief Financial Officer